EXHIBIT 99.1

2320 NW 66TH COURT
GAINESVILLE, FL 32653
352-377-1140
FAX 352-378-2617

News Release
FOR IMMEDIATE RELEASE

Exactech, Inc. Announces Two-For-One Stock Split

Gainesville, FL, January 29, 2003 — Exactech, Inc., (NASDAQ: EXAC) announced today that its board of directors approved a two-for-one stock split of the company’s common stock. The split will be effected as a stock dividend of one share for each share issued and outstanding, which will be payable on February 28, 2003 to the holders of record of Exactech’s common stock as of the close of business on February 14, 2003. Following the split, the number of common shares outstanding will increase to approximately 11 million.

Logo: www.hawkassociates/exac xx x x x x x x x x x x x

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in 20 countries in Europe, Asia, Australia and Latin America. Copies of EXAC press releases, SEC filings, current price quotes and other valuable information for investors may be found on the websites http://www.exac.com and http://www.hawkassociates.com

An investment profile on Exactech may be found on the website http://www.hawkassociates.com/exactech/profile.htm

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com.

# # #